Exhibit 10.1

Cosi, Inc.
1751 Lake Cook Road, Suite 600
Deerfield, Illinois  60015

September 19, 2011

William Koziel
1440 Monarch Circle
Naperville, IL 60564

Dear Mr. Koziel:

This letter will confirm the agreement between you and Cosi, Inc. (“Cosi”) to provide you with certain benefits upon termination of employment in certain circumstances.

In the event your employment with Cosi is terminated by Cosi without Cause (as defined below) at any time on or after the date of the appointment of a permanent Chief Executive Officer of Cosi but prior to the first anniversary of such appointment (such period of time, the “Transition Period”), Cosi shall continue to pay to you your then-current base salary and shall pay for the cost to continue your medical and health benefits coverage, in each case, as severance (the “Severance”) during the twelve-month period following such termination of employment.  Notwithstanding the foregoing, you shall immediately notify Cosi if you become covered under Medicare or another employer’s group health plan, at which time Cosi’s provision of medical coverage for you and your eligible dependents will cease.  After the expiration of such twelve-month period, you may elect, at your own expense, to continue medical and health benefits coverage pursuant to your rights under the Consolidated Omnibus Budget Reconciliation Act.  Any payments to you pursuant to this letter agreement shall, at Cosi’s discretion, be offset and less any amounts owed by you to Cosi.

The term “Cause” shall mean one or more of the following:

a.	you shall be convicted of, or plead guilty or nolo contendere to, a felony;

b.
you shall willfully neglect or fail to perform the services required to be provided by you as Chief Financial Officer of Cosi, provided that written notice from the Board of Directors of Cosi specifying such neglect or failure and a reasonable opportunity to cure, up to but not to exceed thirty (30) days, has been delivered to you and such neglect or failure to perform shall continue beyond such specified cure period; and/or

c.
you shall commit any fraud, embezzlement or other act of intentional dishonesty against Cosi, or shall attempt to profit from any transaction in which Cosi is a participant and in which you have an undisclosed interest adverse to Cosi.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.  This letter agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflicts of law rules of such State.  This letter agreement shall terminate upon expiration of the Transition Period.

[SIGNATURE PAGE FOLLOWS]

If the foregoing is in accordance with your understanding of our agreement, please sign on the space provided below and return the enclosed executed copy of this letter, which will then constitute our agreement with respect to the foregoing matters.

Very truly yours

COSI, INC.

By:	/s/ KARL OKAMOTO
Name: Karl Okamoto
Title: Chair, Compensation Committee of the Board

Acknowledged and Agreed:

/s/ WILLIAM KOZIEL
WILLIAM KOZIEL

Dated: 9/22/2011